OPTION AGREEMENT

         OPTION AGREEMENT, made this 11th day of March 1997, by and between The Washington Post Company ("Optionor"), a corporation having its principal place of business at 1150 15th Street, NW, Washington, D.C., and ACTV, Inc. ("Optionee"), a corporation having its principal place of business at 1270 Avenue of the Americas, New York, N.Y.

         WHEREAS, Optionor currently owns 2,341,334 shares of Common Stock of Optionee; and

         WHEREAS, Optionee desires to obtain from Optionor and Optionor desires to provide to Optionee the Option to obtain from Optionor up to 1 million shares of Common Stock of Optionee owned by Optionor.

         NOW, THEREFORE, in consideration of the recitals and the mutual promises set forth below, the parties hereby agree as follows:

         1. Grant of Option. In accordance with the terms and conditions of this Option Agreement, Optionor hereby grants to Optionee an option to purchase up to an aggregate of 1 million shares of Common Stock of Optionee owned by Optionor ("Option Shares"). In the event of any change in the number of issued and outstanding Common Stock by reason of any stock dividend, split-up, recapitalization, combination, conversion, exchange of shares or other change in the corporate or capital structure of Optionee, the number of shares subject to the Option and the purchase price shall be adjusted appropriately. The adjustment shall be such as to put the parties in the same position as if the Option had been fully exercised immediately prior to the event occasioning the adjustment.

         This Option may be revoked by the Optionor at any time during the term of this Option Agreement if the number of issued and outstanding shares of Common Stock of Optionee is 23,000,000 or more.

         2. Exercise of Option. Optionee may exercise the Option in whole or in part, at any time or from time to time prior to the Expiation Date (as hereinafter defined), by written notice (which shall be irrevocable and unconditional) to the Optionor specifying (i) the number of shares it will purchase, (ii) the amount of cash to be delivered to the Optionor pursuant to paragraph 3 hereof, and (iii) the date for the closing ("Closing"), which shall in no event be later than 10 business days after Optionee has exercised the Option. In no event may the Option be exercised after March 31, 1999; such date of expiration is hereinafter referred to as the "Expiration Date."

         3. Price. If the Option is exercised on or prior to the close of business on March 31, 1998, the Optionee may purchase Option Shares at an option exercise price of $4.00 per share. If the Option is exercised on or after April 1, 1998 through the close of business on March 31, 1999, the Optionee may purchase Option Shares at an option exercise price of $5.00 per share. At each Closing, (a) against delivery of the Option Shares to be purchased, Optionee shall pay to Optionor the aggregate purchase price for the Option Shares being purchased at such Closing by delivery to Optionor by wire transfer of same day funds in such amount to an account designated by Optionor, and (b) Optionor shall deliver to Optionee a certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever. At any such Closing, Optionee shall deliver (x) a letter addressed to Optionor representing that the Option Shares so acquired will not be offered for sale or otherwise disposed of in violation of the Securities Act of 1933, as amended,



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and (y) a legal opinion addressed to Optionee from Optionee's counsel, which counsel shall be satisfactory to Optionor, stating that such purchase is legal and valid and in accordance with law.

         4. Consideration. This Option is granted in consideration for Optionee's payment to Optionor of the sum of Two Hundred Fifty Thousand Dollars ($250,000) in two equal installments, the first installment to be paid upon execution by the parties of this Option Agreement and the second installment to be paid on January 2, 1998.

         5. Automatic Termination Upon Expiration. If Optionee fails to make the payment on January 2, 1998, specified in Section 4 hereof or fails to exercise this Option in accordance with its terms and prior to the Expiration Date, then this Option Agreement and the rights of Optionee hereunder shall automatically and immediately terminate without notice on such January 2, 1998 or March 31, 1999, respectively. In the event that this Option is not exercised by Optionee, all sums paid to Optionor by Optionee shall be retained by Optionor in consideration of the grant of this Option.

         6. Representations of Optionor. Optionor hereby represents and warrants to Optionee that (i) Optionor has full corporate power and authority to execute, deliver and perform its obligations hereunder and the Option Agreement is the legal, valid and binding agreement of Optionor, enforceable in accordance with its terms; and (ii) Optionor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to enter into and perform this Option Agreement.

         7. Representations of Optionee. Optionee hereby represents and warrants to Optionor that (i) Optionee has full corporate power and authority to execute, deliver and perform its obligations hereunder and this Option Agreement is the legal, valid and binding agreement of Optionee, enforceable in accordance with its terms and that each purchase of shares under this Option Agreement will be duly authorized by Optionee, will be legal and valid in accordance with law and not in violation of or inconsistent with any provision of the Certificate of Incorporation or By-laws of Optionee, in each case as amended, or any contract or other commitment applicable to Optionee; and (ii) Optionee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to enter into and perform this Option Agreement.

         8. Expenses. The parties hereto shall pay their own expenses incurred in connection with this agreement.

         9. Assignment. Neither Optionor nor Optionee may assign, transfer, encumber or otherwise convey their rights hereunder and/or this Option Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         10. Governing Law. This Option Agreement shall be subject to and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in that State without regard to its conflict of law rules.

         11. Notices. Any notice to be given hereunder by either party to the other shall be given in writing and delivered either in person or by prepaid overnight express service to the respective addresses noted above, or such new address as one shall provide the other, in writing.

         12. Severability. In the event that any term or provision of this Option Agreement is determined to be void, unenforceable, or contrary to law, the remainder of

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this Option Agreement shall continue in full force and effect, provided that such continuation would not diminish the benefits of this Option Agreement for either party.

         13. Binding Effect. This Option Agreement shall bind and benefit the parties and their respective officers, directors, agents, personal representatives, authorized assigns, and authorized successors in interest. However, no right or obligation herein may be assigned or delegated by a party, either directly or indirectly by transfer of control, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         14. Entire Agreement. This Option Agreement constitutes the entire agreement between the parties governing this transaction . No prior agreement or representation, whether verbal or written, shall have any force or effect. This Option Agreement may be modified, superseded or canceled only in writing signed by both parties.

         15. Effect of Headings. The descriptive headings contained herein are for convenience only and shall not affect in any way the meaning or interpretation of this Option Agreement.

         16. Counterparts. This Option Agreement may be signed in counterparts, with the signatures on each counterpart having the same legal effect as if all signatures appeared on the same instrument.

         ACCORDINGLY, the parties hereby witness and execute this Option Agreement on the date first written above.

OPTIONOR                                                      OPTIONEE


By_____________________                     By________________________